U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16 (a) of the Securities Exchange
                Act of 1934, Section 17 (a) of the Public Utility
                         Holding Company Act of 1935 or

              Section 30 (f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

Stys                               Christopher
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(Last)                              (First)                            (Middle)

                                132 West 21st Street
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                                    (Street)

New York                               NY                               10011
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(City)                              (State)                            (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

       Saleoutlet.Com, Inc.
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

        June, 2000
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5.  If Amendment, Date of Original (Month/Year)

              1/10/00
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6.  Relationship of Reporting Person to Issuer
     (Check all applicable)

         [   ]    Director                         [X]    10% Owner
         [   ]    Officer (give title below)       [ ]    Other (specify below)


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7.  Individual or Joint/Group Filing (Check applicable line)

         [X]      Form filed by one Reporting Person
         [ ]    Form filed by more than one Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned (e.g. puts, calls, warrants, options, convertible securities)

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

                                                       4.                      5.               6.
                                                       Securities              Amount of        Owner-
                                                       Acquired (A) or         Securities       ship
                                       3.              Disposed of (D)         Beneficially     Form;        7.
                                       Transaction     (Instr. 3, 4 and 5)     Owned at         Direct       Nature of
                      2.               Code            ---------------------   End of           (D) or       Indirect
1.                    Transaction      (Instr. 8)                      (A)     Month            Indirect     Beneficial
Title of Security     Date             ------------    Amount   or   Price     (Instr. 3 and    (I)          Ownership
(Instr. 3)            (mm/dd/yy)       Code   V                        (D)     4)               (Instr. 4)   (Instr. 4)
Common Stock                                                                   1,470,000         D


* If the Form is filed by more than one Reporting Person, see Instruction 4 (b)
(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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Table II --  Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



                                                                                                       9.        10.
                                                                                                       Number    Owner-
                                                                                                       of        ship
             2.                                                            7.                          Deriv-    of
             Conver-                        5.                             Title and                   ative     Deriv-     11.
             sion                           Number of                      Amount of                   Secur-    ative      Nature
             or                             Derivative   6.                Underlying        8.        ities     Secur-     of
             Exer-               4.         Securities   Date              Securities        Price     Bene-     ity:       In-
             cise      3.        Trans-     Acquired     Exercisable and   (Instr. 3 and 4)  of        ficially  Direct     direct
             Price     Trans-    action     (A)          Expiration Date   ----------------  Deriv-    Owned     (D) or     Bene-
1.           of        action    Code       or Disposed  (Month/Day/Year)                    ative     at End    In-        ficial
Title of     Deriv-    Date      (Instr.    of (D)       ------------------        Amount or Secur-    of        direct     Owner-
Derivative   ative     (Month/   8)         (Instr.3, 4  Date       Expira-        Number    ity       Month     (I)        ship
Security     Secur-    Day/      ------     and 5)       Exer-      tion            of       (Instr.   (Instr.   (Instr.    (Instr.
(Instr. 3)   ity       Year)     Code V     -------------cisable    Date     Title Shares5)   4)        4)         4)
                                            (A)      (D)
Stock Option          6/21/00     T          A          6/21/00     6/21/10  common   100,000 $1.25    450,000     D

Explanation of Responses: The amount of derivative securities owned by Mr. Stys on January 10, 2000 was incorrectly reported as 550,000. The correct amount is 350,000.

  /s/ Christopher Stys                                           July 5, 2000
--------------------------------                                 -------------
  **Signature of Reporting Person                                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations

         See 18 U.S.C. 1001 and 15 U.S.C.  78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

         Alternatively, this Form is permitted to be submitted to the commission in electronic format at the option of the reporting person pursuant to rule 101(b) (4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.

SEC-forms\Form 4